Exhibit 8
Mayer, Brown & Platt

190 SOUTH LA SALLE STREET

CHICAGO, ILLINOIS 60603-3441

Main Telephone
312-782-0600
Main Fax
312-701-7711

June 13, 2001

SRFG, Inc.	Sears, Roebuck and Co.
3711 Kennett Pike	3333 Beverly Road
Greenville, Delaware 19807	Hoffman Estates, Illinois 60179

Re:	Sears Credit Account Master Trust II, Series 2001-2 Registration Statement on Form S-3

Ladies and Gentlemen:

In connection with the Registration Statement on Form S-3 (Registration No. 333-91981), registering credit card pass-through certificates representing undivided interests in the Sears Credit Account Master Trust II (the "Trust") and the related Prospectus, dated May 31, 2001, and Prospectus Supplement, dated May 31, 2001 (together, the "Prospectus"), filed by you with the Securities and Exchange Commission (the "Commission") pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the "Act"), relating to the issuance pursuant to the Registration Statement of Series 2001-2 Floating Rate Class A Master Trust Certificates and Floating Rate Class B Master Trust Certificates (the "Series 2001-1 Certificates"), you have requested our opinion regarding the description of material tax consequences related to the issuance of the Series 2001-2 Certificates (the "Offering") as described in the Prospectus. Capitalized terms not otherwise defined herein have the meanings ascribed to them in the Prospectus.

Our opinion is based on our examination of the Prospectus, the Pooling and Servicing Agreement dated as of July 31, 1994, as amended, among Sears, Roebuck and Co. as Servicer, SRFG, Inc. (formerly Sears Receivables Financing Group, Inc.) as Seller and Bank One, National Association (formerly The First National Bank of Chicago) as Trustee of the Trust, and such other documents, instruments and information as we considered necessary. Our opinion is also based on (i) the assumption that neither the Trustee nor any affiliate thereof will become either the Servicer or the delegee of the Servicer; (ii) the assumption that all agreements relating to the creation of the Trust and the issuance and sale of the Series 2001-2 Certificates will remain in full force and effect; (iii) the assumption that all agreements and documents required to be executed and delivered in connection with the issuance and sale of the Series 2001-2 Certificates will be so executed and delivered by properly authorized persons in substantial conformity with the drafts thereof as described in the Prospectus and the transactions contemplated to occur under such agreements and documents in fact occur in accordance with the terms thereof; and (iv) currently applicable provisions of the federal income tax laws, including the Internal Revenue Code of 1986, as amended, applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practice.

Based on the foregoing, as of the date hereof, we adopt and confirm the statements under the captions "Federal Income Tax Consequences" and "State and Local Tax Consequences" as our opinion of the material tax consequences of the Offering, to the extent such statements constitute legal conclusions. We know that we are referred to under the caption "Federal Income Tax Consequences" included in the Registration Statement, and we hereby consent to the use of our name therein and to the filing of this opinion as part of the Trust's Current Report on Form 8-K, dated on or about June 13, 2001, without admitting we are "experts" within the meaning of the Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this Form 8-K.

Very truly yours,

/s/ Mayer, Brown & Platt

Mayer, Brown & Platt

 WAL/TAP